Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------

                 COMMSCOPE REPORTS FOURTH QUARTER RESULTS;
          Earnings of $0.43 Per Share on Revenues of $248 Million
  ----------------------------------------------------------------------

Hickory, NC -- (February 5, 2001) CommScope, Inc. (NYSE: CTV), a world leader in the manufacture of broadband and high-performance communication cables, today announced record fourth quarter sales and earnings per share for the period ended December 31, 2000. Diluted earnings per share rose 10% to $0.43 in this year's fourth quarter from $0.39 per diluted share, including a one-time item, in the fourth quarter of 1999. Excluding a one-time gain related to the issuance of convertible debt in December 1999, diluted earnings per share grew 13%.

Sales for the fourth quarter increased 17% to $248.0 million, compared to $211.6 million in the fourth quarter of 1999. This performance was primarily driven by record sales of broadband cable for Hybrid Fiber Coaxial (HFC) applications. Domestic sales rose approximately 12% to $186.1 million, up from $165.9 million in the fourth quarter of 1999.
International sales rose to $61.9 million for the current quarter, up approximately 35% year over year.

Orders booked in the fourth quarter were $203.9 million and were affected by a general slowdown in telecommunications capital spending, the previously announced temporary reduction in spending at AT&T, tight credit markets and normal seasonal patterns.

Net income for the fourth quarter rose approximately 12% to $22.9 million, up from $20.5 million in the fourth quarter of 1999. Net income rose 14% excluding the one-time gain of approximately $480 thousand, net of tax, related to the issuance of convertible debt recorded during the fourth quarter of 1999.

"The year 2000 was strong for CommScope," said Frank M. Drendel, Chairman and Chief Executive Officer. "Total Company sales rose 27% to $950 million and EPS rose 22% to $1.60 per diluted share. We began significant global capacity additions for wired and wireless broadband products and made meaningful progress on important vertical integration projects." Drendel added, "While we expect demand to be uneven during the first half of 2001, we remain confident about our long-term prospects for digital broadband cable. We set an all-time record for HFC related sales during the fourth quarter of 2000 and are moving forward with previously announced HFC related capacity additions to better serve expected customer demand in the second half of the year and beyond."


OTHER HIGHLIGHTS
----------------
o CATV/Video sales worldwide increased 38% to an all-time record $203.7 million for the current quarter. International sales rose 35% year over year primarily due to robust demand for HFC products. Domestic CATV/Video sales rose 39% year over year, led by strong sales of fiber-optic cable. CommScope's ability to deliver a comprehensive portfolio of fiber-optic and coaxial cables in `last mile' telecommunications applications is an attractive benefit for our customers.

o For calendar year 2000, CATV/Video sales rose 32% to an all-time record of $733.1 million. International sales rose 31% to an all-time record of $232.4 million.

o CommScope announced that it had purchased approximately 85 acres in Cleveland County, North Carolina for a new 200,0000 square foot manufacturing facility equipped to produce broadband cable products. Preliminary site preparation is underway and construction is expected to begin within the next several months, with occupancy scheduled during the second half of 2001.

o Wireless and Other Telecom sales were $29.6 million in the current quarter, compared to $37.6 million in the same period last year. For calendar year 2000, Wireless and Other Telecom sales rose 26% to $131.6 million.

"Although Wireless and Other Telecom sales were not as strong as expected during the second half of 2000, we made progress in several important areas," said Drendel. "We improved our performance-leading Cell Reach(R) wireless cables, broadened our product portfolio and began establishing international capabilities to meet expected demand. We have substantially completed the capacity additions at our Cable Technology Center in Newton, North Carolina, which has enhanced our manufacturing efficiencies."

o Local Area Network (LAN) sales were $14.7 million in the current quarter compared to $26.9 million in the same period last year. For calendar year 2000, LAN sales were $85.3 million, down slightly from the previous year.

"As previously announced, we are implementing a comprehensive performance improvement plan for our LAN business. During the fourth quarter, we changed the management team and restructured the LAN organization. We continue to focus on reducing channel inventory, improving efficiency and increasing the velocity of this business," Drendel noted.

o Total Company gross margin for the fourth quarter was approximately 27.4%, up nearly 160 basis points from the third quarter of 2000. Operating margin was approximately 15.9%.


BUSINESS OUTLOOK
----------------
Looking ahead to the first quarter of 2001, CommScope Executive Vice President and Chief Financial Officer Jearld Leonhardt stated, "As has been widely acknowledged, the challenging economic environment continues to affect telecommunications capital spending. In addition, the AT&T slowdown and the inability of certain customers to get financing have exacerbated our seasonally slow first quarter. As a result, we have grown more cautious regarding the near-term outlook and have taken appropriate steps to manage costs, including temporary workforce reductions. Based on these conditions, we expect first-quarter 2001 sales to be around the $225-$235 million range and diluted earnings per share to be around the $0.32-$0.36 range."

CONFERENCE CALL INFORMATION
---------------------------
The Company plans to hold a telephonic conference call to discuss fourth quarter results today at 5:00 p.m. Eastern Time. To participate in the conference call, all participants should dial
212-346-0199. Please plan to dial in about 10 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available at http://www.videonewswire.com/COMMSCOPE/020501/.

If you are unable to participate in the call and would like to hear a telephonic replay, you may dial 800-633-8284. International callers should dial 858-812-6440 for the replay. The replay ID is 17514365. The replay will be available through Wednesday, February 7, 2001. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coaxial (HFC) applications and is a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications.


     Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to those statements relating to sales and earnings expectations, expected demand, capacity expansion, relative market position and outlook. While CommScope believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to worldwide economic conditions, telecommunications industry capital spending, expected demand from AT&T and others, changes in cost and availability of key raw materials, successful implementation of the bi-metals operation and other vertical integration activities, pricing and acceptance of CommScope's products, successful expansion and related operation of our facilities, effective implementation of our integrated information system, developments in technology, industry competition, ability of our customers to secure adequate financing, regulatory changes affecting our industries and other factors. The cautionary statements contained in Exhibit 99 to CommScope's Form 10-Q for the period ended September 30, 2000 are incorporated herein by reference. In providing forward looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

CONTACTS:
Phil Armstrong                    Betsy Lambert, APR
Investor Relations                Media Relations
(828) 323-4848                    (828) 323-4873
                                   ######

                                                                CommScope, Inc.
                                                       Consolidated Statements of Income
                                              (In thousands, except net income per share amounts)


                                                             Unaudited
                                                        Three Months Ended         Twelve Months Ended
                                                           December 31,               December 31,
                                        ----------------------------------------------------------------------
                                             2000                 1999            2000             1999
                                        ----------------     -------------   ---------------   ---------------
Net sales                                 $     247,970     $     211,646     $     950,026     $     748,914
                                        ----------------   ---------------   ---------------   ---------------

Operating costs and expenses:
  Cost of sales                                 179,915           152,768           698,972           548,808
  Selling, general and administrative            22,635            20,140            81,217            68,869
  Research and development                        4,668             2,792            18,419             8,332
  Amortization of goodwill                        1,341             1,447             5,367             5,388
                                        ----------------   ---------------   ---------------   ---------------
    Total operating costs and expenses          208,559           177,147           803,975           631,397
                                        ----------------   ---------------   ---------------   ---------------

Operating income                                 39,411            34,499           146,051           117,517
Other income (expense), net                         (8)               744               484               736
Interest expense                                (2,603)            (2,441)          (10,214)          (10,230)
Interest income                                      75               297               559               604
                                        ----------------   ---------------   ---------------   ---------------

Income before income taxes                       36,875            33,099           136,880           108,627
Provision for income taxes                      (13,996)          (12,612)          (51,993)          (40,550)
                                        ----------------   ---------------   ---------------   ---------------

Net income                                $      22,879     $      20,487     $      84,887     $      68,077
                                        ================   ===============   ===============   ===============


Net income per share:
  Basic                                   $        0.45              0.40     $        1.66     $        1.34
  Assuming dilution  (a)                  $        0.43              0.39     $        1.60     $        1.31

Weighted average shares outstanding:
  Basic                                          51,248            50,841            51,142            50,669
  Assuming dilution  (a)                         55,614            53,085            56,047            52,050


(a) Calculation of net income per share,
    assuming dilution:
    Net income (basic)                    $      22,879     $      20,487     $      84,887     $      68,077
    Convertible debt add-back *                   1,177               -               4,714               -
                                        ----------------   ---------------   ---------------   ---------------
       Numerator (assuming dilution)             24,056            20,487            89,601            68,077
                                        ================   ===============   ===============   ===============

    Weighted average shares (basic)              51,248            50,841            51,142            50,669
    Dilutive effect of:
      Stock options                                 786             2,244             1,325             1,381
      Convertible debt *                          3,580               -               3,580               -
                                        ----------------   ---------------   ---------------   ---------------
        Denominator (assuming dilution)          55,614            53,085            56,047            52,050
                                        ================   ===============   ===============   ===============

     * On December 15, 1999, the Company issued $172.5 million in convertible notes, which are convertible into shares of common stock at a conversion rate of 20.7512 shares per $1,000 principal amount. The effect of the assumed conversion of these notes is included in the calculation of net income per share, assuming dilution, for the three months and twelve months ended December
          31, 2000 because it is dilutive. The effect of the assumed conversion of these notes was excluded from the computation of net income per share, assuming dilution, for the three months and twelve months ended December 31, 1999 because it would have been antidilutive. For the three months and twelve months ended
          December 31, 2000, the convertible debt add-back in the numerator of the calculation represents after-tax interest expense and amortization of deferred financing fees associated with this convertible debt. The convertible debt dilution in the denominator reflects the number of shares issuable upon conversion, assuming 100% conversion of all convertible notes as of the beginning of the year.

                                         CommScope, Inc.
                                   Consolidated Balance Sheets
                               (In thousands, except share amounts)


                                                                                           As of December 31,
                                                                         ----------------------------------------------------
                                                                               2000                                 1999
                                                                         ------------------               -------------------

                                              ASSETS

Cash and equivalents                                                      $           7,704                $          30,223
Accounts receivable, less allowance for doubtful accounts of
  $9,187 and $4,838, respectively                                                   197,536                          127,018
Inventories                                                                          63,763                           40,208
Prepaid expenses and other current assets                                             3,364                            2,376
Deferred income taxes                                                                17,296                           15,354
                                                                         ------------------               -------------------
     Total current assets                                                           289,663                          215,179

Property, plant and equipment, net                                                  251,356                          181,488
Goodwill, net of accumulated amortization of
  $54,140 and $48,777, respectively                                                 156,685                          162,075
Other intangibles, net of accumulated amortization of
  $34,796 and $32,055, respectively                                                  13,969                           16,710
Other assets                                                                          9,509                            7,083
                                                                         ------------------               -------------------

     Total Assets                                                         $         721,182                $         582,535
                                                                         ==================               ===================

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                          $          39,958                $          29,179
Other accrued liabilities                                                            38,481                           39,048
Current portion of long-term debt                                                     2,120                              --
                                                                         ------------------               -------------------
        Total current liabilities                                                    80,559                           68,227

Long-term debt, less current portion                                                225,316                          198,402
Deferred income taxes                                                                24,006                           20,346
Other noncurrent liabilities                                                         16,781                           14,216
                                                                         ------------------               -------------------
     Total Liabilities                                                              346,662                          301,191

Commitments and contingencies                                                            --                               --

Stockholders' Equity:
  Preferred stock, $.01 par value; Authorized shares:  20,000,000;
    Issued and outstanding shares:  None at December 31, 2000 and 1999                   --                               --
  Common stock, $.01 par value; Authorized shares:  300,000,000;
    Issued and outstanding shares:  51,263,703 at December 31, 2000;
    50,889,208 at December 31, 1999                                                     513                              509
  Additional paid-in capital                                                        175,803                          166,875
  Retained earnings                                                                 200,802                          115,915
  Accumulated other comprehensive loss                                               (2,598)                          (1,955)
                                                                         ------------------               -------------------
     Total Stockholders' Equity                                                     374,520                          281,344
                                                                         ------------------               -------------------

     Total Liabilities and Stockholders' Equity                           $         721,182                $         582,535
                                                                         ==================               ===================